FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB REPORTS HURRICANE IKE TO HAVE MINIMAL EFFECT
ON Q3 AND FULL-YEAR 2008 EARNINGS

AMSTERDAM (2 October 2008) - Core Laboratories announced that it believes Hurricane Ike will have minimal effect on third quarter and full-year 2008 earnings per diluted share from its operations. The Company expects 2008 third quarter revenue of $202,000,000 to $204,000,000, up approximately 20% from year-ago third quarter results. Earnings per diluted share from operations are now expected to range between $1.57 and $1.63 for the quarter, an increase of 22% to 26% over year-earlier quarterly totals. This updated operational guidance reflects an increase of approximately 1%, or $0.02 per diluted share, over prior third quarter 2008 earnings guidance.

The week-long loss of power at several of the Company's laboratories in and around the Texas and Louisiana coastal areas and the disruptions of the Company's clients' operations will result in the Company's revenue being in the lower end of the previously reported range. However, higher than expected incremental profit margins should yield slightly higher operational earnings for the quarter.

This new operational guidance assumes an effective tax rate of 32.6% and excludes currency exchange losses the Company expects to realize in some of its foreign locations during the third quarter. Losses are anticipated because of the recent escalation of the value of the US Dollar during the third quarter of 2008 caused by continuing financial market disruptions. Currency exchange losses could total approximately $0.09 per diluted share in the quarter. For the full-year 2008, Core projects earnings per diluted share from operations to range between $6.07 and $6.17, up slightly from prior full-year guidance when currency exchange losses and certain non-recurring charges are excluded.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2007 Form 10-K filed on 22 February 2008, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

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